Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated December 30, 2019 (including amendments thereto) with respect to the shares of Common Stock, par value $0.0001 per share, of Groupon, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:    December 30, 2019

MIG MASTER FUND, L.P.

By:	MIG Capital Advisors, LLC
Its:	General Partner

	By:	/s/ Peter Ashby
	Name:	Peter Ashby
	Title:	Attorney-in-fact for Richard P. Merage,
Chief Executive Officer

MIG CAPITAL ADVISORS, LLC

By:	/s/ Peter Ashby
Name:	Peter Ashby
Title:	Attorney-in-fact for Richard P. Merage,
Chief Executive Officer

MIG CAPITAL, LLC

By:	/s/ Peter Ashby
Name:	Peter Ashby
Title:	Attorney-in-fact for Richard P. Merage,
Chief Executive Officer

/s/ Peter Ashby
Peter Ashby as Attorney-in-fact for Richard P. Merage